Exhibit 99


                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                                Table of Contents


                                                                                       Page
                                                                                       ----
Report of Independent Accountants                                                       1

Balance Sheets, December 31, 1999 and 1998                                              2

Schedules of Investments, December 31, 1999 and 1998                                    3

Statements of Operations, Years ended December 31, 1999 and 1998, and the
    Period from December 30, 1997 (inception) through December 31, 1997                 5

Statements of Changes in Partners' Capital, Years ended December 31, 1999 and
    1998, and the period from December 30, 1997 (inception) through
    December 31, 1997                                                                   6

Statements of Cash Flows, Years ended December 31, 1999 and 1998, and the
    Period from December 30, 1997 (inception) through December 31, 1997                 7

Notes to Financial Statements                                                           8-12

[PricewaterhouseCoopers LLP Logo]




                        Report of Independent Accountants


To The Partners
Ben Franklin/Progress Capital Fund, L.P.:

In our opinion, the accompanying balance sheets, including the schedule of investments, and the related statements of operations, changes in partners' capital, and cash flow present fairly, in all material respects, the financial position of Ben Franklin/Progress Capital Fund, L.P., at December 31, 1999 and December 31, 1998, and the results of its operations and its cash flows for each year in the period ended December 31, 1999 and 1998 and the period from December 30, 1997 (inception) to December 31, 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included verification, by physical examination or correspondence with the custodian, of investments owned as of December 31, 1999 and 1998. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 24, 2000

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                                 Balance Sheets

                           December 31, 1999 and 1998


                  Assets                                          1999           1998
                                                              --------------------------

Venture capital investments, at fair value                    $ 9,830,314     $3,300,000
Cash and temporary investments                                  2,258,034        739,783
Interest receivable                                                40,191         30,988
Other Assets                                                       59,878         26,460
                                                              --------------------------

Total assets                                                  $12,188,417     $4,097,231
                                                              ==========================

              Liabilities and Partners' Capital

Liabilities:
     Deferred fees                                            $    20,992     $   31,996
     Accrued expenses                                              15,000         10,700
     Due to related party                                              --        500,000
                                                              --------------------------

         Total liabilities                                         35,992        542,696
                                                              --------------------------

Partners' capital:
     General partner                                            1,246,484         35,600
     Limited partners                                          10,905,941      3,518,935
                                                              --------------------------

         Total partners' capital                               12,152,425      3,554,535
                                                              --------------------------

Total liabilities and partners' capital                       $12,188,417     $4,097,231
                                                              ==========================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                             Schedule of Investments

                                December 31, 1999

                                                                                            December 31, 1999
                                                                              ------------------------------------------
                                                                                 Number of                     Carrying
        Company                             Description                            shares        Cost            Value
------------------------------------------------------------------------------------------------------------------------

Analytical Graphics, Inc.          12% subordinated note with warrants                 --     $  374,999      $  374,999

CEMA Technologies, Inc.            10% subordinated note with warrants                 --        300,000         300,000


Fiberlink Communications           12% subordinated note with warrants                 --        500,000         500,000
       Corporation

Homes for Living, Inc.             10% subordinated note with warrants                 --        300,000         300,000

Internet Capital Group, Inc.       Common stock                                    49,412        250,000       5,803,587
       (Nasdaq: ICGE)

Orthovita, Inc.                    20,000 warrants, exercise price of $10.50           --             --              --

Prima Facie, Inc.                  7.5% subordinated note with warrants                --        500,000         500,000
                                   Convertible note with warrants                      --        200,000         200,000

Rankin Corporation                 10% subordinated note with warrants                 --        300,000         300,000

RealTIME Media, Inc.               Series A preferred stock                        84,500        650,000         650,000

VerticalNet, Inc. (Nasdaq: VERT)
                                   Common stock                                     6,200             --         901,728
                                                                                              --------------------------

                                                                                              $3,374,999      $9,830,314
                                                                                              ==========================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                             Schedule of Investments

                                December 31, 1998

                                                                                         December 31, 1998
                                                                                     ------------------------
                                                                                                    Carrying
      Company                                  Description                              Cost          Value
-------------------------------------------------------------------------------------------------------------

Analytical Graphics, Inc.        12% subordinated note with warrants                 $  750,000    $  750,000

CEMA Technologies, Inc.          10% subordinated note with warrants                    300,000       300,000

Orthovita, Inc.                  20,000 warrants, exercise price of $10.50                   --            --

Prima Facie, Inc.                7.5% subordinated note with warrants                   500,000       500,000

Rankin Corporation               10% subordinated note with warrants                    300,000       300,000

R2Tape, Inc.                     10% subordinated note (rate increases annually to
                                        a maximum of 16%) with warrants                 500,000       500,000

Tryum Corporation                10% subordinated note with warrants                    450,000       450,000

VerticalNet, Inc.                Promissory note with warrants                          500,000       500,000

                                                                                     ------------------------
                                                                                     $3,300,000    $3,300,000
                                                                                     ========================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                            Statements of Operations

                 Years ended December 31, 1999 and 1998, and the
       Period from December 30, 1997 (inception) through December 31, 1997



                                                          1999            1998          1997
                                                       ---------------------------------------
Revenue:
     Interest income                                   $  346,113       $227,109        $7,176
     Advisory fee income                                   11,004          8,004            --
                                                       ---------------------------------------
                                                          357,117        235,113         7,176
                                                       ---------------------------------------

Operating expenses:
      Management fee (note 3)                             271,500        269,625            --
      Professional fees                                    15,490         19,440         4,000
      Amortization                                          6,582          6,612            --
      Other                                                   164          2,642            --
                                                       ---------------------------------------
                                                          293,736        298,319         4,000
                                                       ---------------------------------------

Net operating income (loss)                                63,381        (63,206)        3,176
                                                       ---------------------------------------

Net change in investment valuation:
      Net realized gain from investments                  269,194             --            --
                                                       ---------------------------------------

      Unrealized appreciation                           6,455,315             --            --
                                                       ---------------------------------------

          Net increase in investment valuation          6,724,509             --            --
                                                       ---------------------------------------

Net increase (decrease) in partners' capital
     resulting from operations                         $6,787,890       $(63,206)       $3,176
                                                       =======================================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                   Statements of Changes in Partners' Capital

                 Years ended December 31, 1999 and 1998, and the
       Period from December 30, 1997 (inception) through December 31, 1997


                                                   General        Limited
                                                   Partner        Partners         Total
                                                -------------------------------------------

Partners' contributions                         $   17,600     $ 1,742,400      $ 1,760,000

Less syndication costs                                  --          (5,435)          (5,435)

Net increase in partners' capital resulting
     from operations                                    --           3,176            3,176
                                                -------------------------------------------

Balance as of December 31, 1997                     17,600       1,740,141        1,757,741

Partners' contributions                             18,600       1,841,400        1,860,000

Net decrease in partners' capital resulting
     from operations                                  (600)        (62,606)         (63,206)
                                                -------------------------------------------

Balance as of December 31, 1998                     35,600       3,518,935        3,554,535

Partners' contributions                             18,100       1,791,900        1,810,000

Net increase in partners' capital resulting
     from operations                             1,192,784       5,595,106        6,787,890
                                                -------------------------------------------

Balance as of December 31, 1999                 $1,246,484     $10,905,941      $12,152,425
                                                ===========================================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                            Statements of Cash Flows

                 Years ended December 31, 1999 and 1998, and the
       Period from December 30, 1997 (inception) through December 31, 1997

                                                                                   1999              1998             1997
                                                                                 ------------------------------------------
Operating activities:
     Net increase (decrease) in partners' capital resulting from operations      $6,787,890      $   (63,206)    $    3,176
     Net increase in investment valuation                                        (6,724,509)              --             --
     Amortization of deferred fees                                                  (11,004)          (8,004)            --
     Changes in partnership assets and liabilities:
     Other assets                                                                   (33,148)          26,612        (20,000)
     Interest receivable                                                             (9,203)         (30,988)            --
     Accrued expenses                                                                 4,300            6,700          4,000
     Deferred fees                                                                       --           15,000         25,000

                                                                                 ------------------------------------------
Net cash provided by (used in) operating activities                                  14,056          (53,886)        12,176
                                                                                 ------------------------------------------

Investing activities:
     Venture capital investments                                                 (1,900,000)      (2,050,000)      (750,000)
     Proceeds from sale and repayment of venture capital investments              1,594,195               --             --
     Organization costs                                                                  --           (1,049)       (32,023)

                                                                                 ------------------------------------------
Net cash used in investing activities                                              (305,805)      (2,051,049)      (782,023)
                                                                                 ------------------------------------------

Financing activities:
     Partners' contributions, net of syndication costs                            1,810,000        1,860,000      1,754,565

                                                                                 ------------------------------------------
Net cash provided by financing activities                                         1,810,000        1,860,000      1,754,565
                                                                                 ------------------------------------------

Net increase (decrease) in cash and temporary investments                         1,518,251         (244,935)       984,718

Cash and temporary investments at beginning of period                               739,783          984,718             --

                                                                                 ------------------------------------------
Cash and temporary investments at end of period                                  $2,258,034       $  739,783       $984,718
                                                                                 ==========================================

Supplemental disclosures:
Interest paid                                                                    $       --       $    2,422     $       --
                                                                                 ==========================================

Supplemental disclosure of noncash investing activity:
Issuance of (satisfaction of) indebtedness to related party (Note 3)             $ (500,000)      $  500,000     $       --
                                                                                 ==========================================

See accompanying notes to financial statements.

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

(1)    Organization and Operation

       Ben Franklin/Progress Capital Fund, L.P. (the Partnership) was formed on December 30, 1997, for the purpose of operating as a venture capital fund providing primarily subordinated debt financing for early-stage, technology-based companies in the Midatlantic region. The Partnership will be terminated on December 30, 2007, in accordance with the provisions of the Partnership Agreement, unless extended by the General Partner, with the consent of a majority of the Limited Partners, for up to three additional, one-year periods.

       The General Partner of the Partnership, Progress Capital, L.P., is responsible for the management and operation of the Partnership, including the appointment of an outside management company, if desired, to handle the general and administrative functions of the Partnership.

       The General Partner is also responsible for appointing an Advisory Board (the Board) made up of between three and seven people. The Board, for all periods presented herein, had five members. The duties of the Board include consultation and advice concerning the Partnership's investment strategy, discussions concerning potential conflicts of interest, referral of investment opportunities to the Partnership and such other advice and counsel as is requested by the General Partner in connection with the Partnership's investments and other Partnership matters.

       The Special Limited Partner in the Partnership is Ben Franklin Technology Center of Southeastern Pennsylvania. The General Partner's interest in the Partnership is 1% and the Limited Partners' interest, including the Special Limited Partner, is 99%.


(2)    Summary of Significant Accounting Policies

       (a)    Cash and Temporary Investments

              Partnership cash is invested in a certificate of deposit with an original maturity of less than 90 days and in an interest-bearing money market fund at Progress Bank (note 3).

       (b)    Valuation of Venture Capital Investments

              Venture capital investments are recorded at fair value as determined in good faith by the General Partner. If no public market exists for the venture capital investments, fair value is determined by taking into consideration the cost of the securities, subsequent developments concerning the companies to which the securities relate, any financial data and projections of such companies provided to the General Partner, and such other factors as the General Partner may deem relevant. Due to the inherent uncertainty of such valuation, these estimated fair values may differ significantly from the values that would have been used had a ready market for certain of these investments existed. The difference could be material.

              The Partnership records no value for warrants received in an investment transaction with a private company due to the lack of marketability and liquidity of such investment security.


                                      8                              (Continued)

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

(2)    Summary of Significant Accounting Policies, continued:

              The fair value of investments traded in the public market is determined using an average of the closing bid prices for 10 trading days prior to and including the date of the balance sheet to reflect market liquidity concerns. Investments traded in the public market that are restricted as to the sale of such securities are generally discounted by 30%, to reflect the lack of immediate market ability.

              Principal payments on the subordinated and convertible notes are due beginning in January 1999 and continuing through October 2004. Generally, interest on the notes is payable monthly or quarterly.

       (c)    Deferred Fees

              Deferred fees represent amounts received by the Partnership as loan placement fees from two of their portfolio investments. The amounts will be recognized ratably over the lives of the loans, which are five years and two-and-a-half years.

       (d)    Partners' Capital

              Limited and General Partners' Capital Contributions are recorded when due. Total Committed Capital of the Limited Partners at December 31, 1999, is $8,959,500, of which $5,375,700 has been called and $5,335,700 has been received. In addition, total Committed Capital of the General Partner at December 31, 1999, is $90,500, of which $54,300 has been called and received.

              Partnership profit and loss, in all cases, will be allocated to each partner in accordance with the Partnership Agreement. Net profits will be allocated in the following manner: first, to all Partners up to an aggregate amount equal to previously allocated net losses; second, 100% to the Limited Partners in proportion to their Capital Contribution until they have been allocated an amount equal to 10% of their aggregate Capital Contributions; third, 100% to the General Partner and the Special Limited Partner until they have been allocated an amount equal to 2.5% of the aggregate Capital Contributions of all Limited Partners, with the General Partner and the Special Limited Partner sharing such allocation 85% to the General Partner and 15% to the Special Limited Partner; and fourth, 80% to the Partners in proportion to their Partnership percentages and 20% to the General Partner. The General Partner and the Special Limited Partner shall share such allocation 85% to the General Partner and 15% to the Special Limited Partner. Net loss shall be allocated first to offset any net income previously allocated and then to the Partners in proportion to their Partnership percentages.


                                      9                              (Continued)

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

       (e)    Syndication Costs

              Syndication costs consist of fees and expenses incurred in connection with the offering of limited partnership interests. Syndication costs are presented in the accompanying financial statements as a reduction of partners' capital.

       (f)    Income Taxes

              A provision for income taxes is not included in the accompanying financial statements, since Partnership earnings or losses are allocated to the partners for inclusion in each partner's separate tax return.

       (g)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

              As further discussed above under Valuation of Venture Capital Investments, the Partnership uses specific criteria to determine the fair value of its investment portfolio. In many instances, there are no readily ascertainable fair values for certain investments. In these instances, management estimates fair value using current financial and operating information available to them.

       (h)    Reclassifications

              Certain prior year amounts have been reclassified to conform to the current year presentation.


(3)    Related Parties

       As permitted by the Partnership Agreement, the General Partner of the Partnership, Progress Capital, L.P., has entered into an agreement with Progress Capital Management, Inc. to provide management services to the Partnership. Progress Capital, Inc., the general partner of Progress Capital, L.P., and Progress Capital Management, Inc. are wholly owned subsidiaries of Progress Financial Corporation. Progress Capital Management, Inc. receives a fee for performing these services as stated in the Partnership Agreement. This fee is 3% of the aggregate Capital Commitments of the Partnership for the first seven years of the Partnership, 2.5% of the aggregate Capital Commitments of the Partnership for the eighth year, 2.0% of the aggregate Capital Commitments of the Partnership for the ninth year, and 1.5% of the aggregate Capital Commitments of the Partnership for each year thereafter. The fee is based on the committed capital as of the first day of the quarter. The fee for 1999, 1998 and 1997 was $271,500, $269,625 and $0, respectively.


                                      10                             (Continued)

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

       NewSpring Ventures, L.P. (NewSpring Ventures) is an affiliate of the Partnership. The managing directors of the Partnership also serve as the managing directors of NewSpring Ventures. Progress Capital Management, Inc., which provides management services to the Partnership, also provides similar services to NewSpring Ventures investments in these companies.

       The Partnership has invested in RealTIME Media, Inc. and Fiberlink Communications Corporation on the same terms and conditions as NewSpring Ventures' investments in these companies.

       On June 4, 1998, the Partnership borrowed $400,000 from Progress Financial Corporation. The money was fully repaid on June 30, 1998, with interest at the prime rate.

       As of December 31, 1998, the Partnership owed Progress Bank, a wholly owned subsidiary of Progress Financial Corporation, $500,000 related to a larger loan made by Progress Bank to VerticalNet, Inc. in which the Partnership's amount was $500,000. As part of this loan transaction the Partnership received a warrant for 4,150 shares of common stock of VerticalNet, Inc. The loan was repaid in full by VerticalNet, Inc. to Progress Bank in early 1999, and therefore the Partnership's debt to Progress Bank was satisfied.

       Several of the companies in which the Partnership has investments as of December 31, 1999, have credit facilities with Progress Bank.

       During 1999, the Partnership had investments in CEMA Technologies, Inc. and Tryum Corporation, in which Progress Financial Corporation has also provided loans.

       The Partnership's cash and temporary investment balances at December 31, 1999 and 1998, are held in accounts at Progress Bank.


(4)    Realized Gains and Losses on Investments

       The Partnership recorded the following realized gains and losses for the year ended December 31, 1999:

                                                                    Net                                 Realized
                                                                 proceeds              Cost            gain (loss)
                                                                --------------------------------------------------

       VerticalNet, Inc.                                        $ 209,524         $      --             $ 209,524
       Tryum Corporation                                               --           450,000              (450,000)
       R2 Tape                                                    236,000                --               236,000
       World Gaming                                               273,670                --               273,670
                                                                -------------------------------------------------

                                                                $ 719,194         $ 450,000             $ 269,194
                                                                =================================================

                                     11                              (Continued)

                    BEN FRANKLIN/PROGRESS CAPITAL FUND, L.P.
                             (a limited partnership)

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

(5)    Statements of Changes in Net Assets

                                                                       December 31
                                                             ------------------------------
                                                                1999                1998
                                                             ------------------------------
         Net operating income (loss)                         $    63,381         $  (63,206)
         Net realized gain on investments                        269,194                 --
         Unrealized appreciation                               6,455,315                 --
                                                             ------------------------------

           Net increase (decrease) in net assets
             resulting from operations                         6,787,890            (63,206)

         Capital contributions                                 1,810,000          1,860,000
                                                             ------------------------------

              Total increase                                   8,597,890          1,796,794

                                       12